INITIAL CAPITAL AGREEMENT


                                                                  March __, 2007




Board of Trustees of
Centurion Investment Trust
5860 Ridgeway Center Parkway
Suite 330
Memphis, Tennessee 38120

Ladies and Gentlemen:

     The undersigned hereby subscribes for 10,000 Shares of Beneficial Interest, no par value, of the Centurion Christian Values Fund, a series of Centurion Investment Trust, an Ohio business trust, at $10.00 per share for an aggregate purchase price of $100,000. Our payment in full is confirmed.

     The undersigned represents and agrees that it is purchasing these Shares for investment purposes, for its own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933, nor with any present intention of distributing or selling such shares.


                                           Very truly yours,

                                           Centurion Investment Partners, LLC

                                           By:  ___________________________

                                           Its:   _________________________





Confirmed and Accepted:

CENTURION INVESTMENT TRUST


By:  _______________________________

Its:   _____________________________